Calypte Biomedical Corp. Annual Meeting of Stockholders December 6, 2007

Corporate Speakers

•	Roger Gale	Calypte Biomedical Corp.	Chairman, President, CEO

•	Jerry Dotson	Calypte Biomedical Corp.	VP, Finance and Administration

•	Chris Kafka	Calypte Biomedical Corp.	VP, Business Development

PREPARED REMARKS

Roger Gale: Good morning, ladies and gentlemen, and thank you for joining us on the call today. I’m speaking to you from Portland, Oregon, the home of Calypte Biomedical. And yes, it’s raining. In the past 30 minutes we’ve completed the formal stage of the Company’s annual meeting. I’m pleased to report that shareholders approved the reappointment of the Board of Directors and appointed OUM as the Company’s external auditors.

This call is something of a departure from our usual conference calls and a departure from our usual annual meetings. We have no earnings to report, nor do we have any additional major items of news to report other than the wonderful news regarding the ISO certification of our joint venture plans in China that we announced in a press release earlier today. Instead, I will open with some remarks and then invite comments from shareholders in attendance today. After, we will respond to questions and comments that we have received via email in the past few days. With me today to help field the questions is Jerry Dotson, Vice President of Finance and Administration, and Chris Kafka, Vice President of Business Development.

Our comments today are covered under a Safe Harbor statement as follows. Statements that will be made during this portion of the annual meeting that are not historical facts are forward-looking statements. Actual results, events or performance may differ materially from such forward-looking statements due to a number of other important factors that are more fully disclosed in the Company’s most recent periodic reports on Form 10-KSB and 10-QSB. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events.

And now some general remarks on the Company.

We are a company of many strengths and some weaknesses. Calypte is a small innovative publicly listed biomedical company. It has shed its legacy technology and is fighting to gain market traction with new product offerings that can potentially change the standard of care in detecting and treating HIV/AIDS worldwide. We have unique products with clear comparative advantages over our nearest competitors in a market with very high barriers to entry. There are huge unmet testing needs in areas of the world most threatened by HIV/AIDS, China, India, Africa and Russia, and we are in all of them. We own the science and technology rights to enter the U.S. and European markets, although it will take some time and resources to do so. We have begun the transformation from a one product internationally focused company to a multi-product global company.

We have established distribution channels in a range of countries, although they may not yet be all working at optimum. We have licensed the rights to sell a line of diagnostic tests in a proven format that can be used to detect HIV and a full range of STDs and eventually malaria, tuberculosis, MRSA, SARS, coeliac disease, and avian flu, among others. We also have the capability to develop a single sample multi-analyte test, e.g. HIV, malaria and tuberculosis on the same test. We’re also pushing the boundaries of rapid testing technology and are initiating R&D programs on cutting edge technologies. We’re expanding our internal science capability in new scientific and commercial partnerships to penetrate both the private and government sectors in countries throughout the world to speed the development and launch of innovative new products.

Our weaknesses are our small size, the traditional barriers to market acceptance of a new set of innovative but novel products that will displace entrenched products and our limited financial resources. The fact that we are not yet on a solid commercial footing also undermines our market credibility. A persistent challenge for us is the fact that the markets where we are needed most are often the most difficult markets for any products, especially innovative biomedical products - the world of the developing and emerging economies where funding institutions and infrastructure are often found wanting.

Now I want to turn quickly to two of our strengths. First, is our global sales reach. Traditionally, Calypte has relied on exclusive distribution arrangements with in-country distributors to distribute our HIV legacy tests and more recently our Aware line of HIV rapid diagnostic tests. Currently we have 12 active distributors promoting our Aware HIV rapid diagnostic tests in 26 countries. Further, our BED incidence test is promoted by the CDC and sold directly by us to 23 countries.

In the past 12 months, Calypte has focused on widening and deepening its channels to market and developing a more dynamic and nimble approach to the needs of each of these markets. We have taken an operating approach that gets us closer to and more involved in our regional markets. This is a pretty fundamental change for the Company, as it requires both creating a regional presence and ceding considerable autonomy to the regions.

Specifically, we have built up staffing in UAE and the EMEA region, that means Europe, Middle East, Africa region, improved our U.S. facilities and opened offices in Geneva and UAE. We have also initiated efforts to create regional manufacturing capabilities in India and the Middle East and initiated efforts to establish an R&D center in India with the government of India.

We have further changed the way we address potential purchasers of our Aware HIV rapid test. In most countries, there are both public sector purchasers and private sector purchasers of our HIV tests. In the private sector, demand is driven by an increasing business concern over the workforce integrity, family wellbeing and workforce erosion due to either absenteeism or human productivity loss. This is particularly so in the natural resource-based industries and we’re focusing on specific countries to combat this.

In the public sector it is largely domestic government departments that drive demand, but funding levels are increasingly sourced or provided by non-domestic government sources. We have responded to this by raising our level of interaction with key organizations in the U.S. and Europe and in the purchasing countries. Examples are, first, the international coordinating agencies such as the World Health Organization, UNAIDS, World Bank, the regional development banks who provide technical assistance and long term funding for HIV programs; Second, agencies of first world countries such as USAID, PEPFAR, CDC, JICA, CIDA, ODA, NORAD and GTZ, among others. Those are the bilateral country AID programs who provide both bilateral support to governments and NGOs. Third, the larger philanthropic funds, chief among them being the Gates Foundation and the Global fund. Fourth, the multilateral NGOs who support and operate in-country testing programs and who may be partly funded by other better funded organizations. And last, local in-country NGOs who have funds of their own but are often given technical advice and funding by outside sources. It will take more time and more effort to convert this expanding and deepening global presence into a sustained increase in global sales.

A second strength is our research and development capability. It is our core strength. As such, we have significantly increased our R&D staffing over the past few months to build around our Chief Scientific Officer and our new lab facility here in Portland. Increased emphasis is being placed on product support for our existing two products. Increased efforts are also being devoted to completing the development of several new products and having them ready for commercial launch during 2008. The next challenge will be to develop a new line of diagnostic tests in a proven format that can be used to detect HIV and a full range of sexually transmittable diseases and eventually a range of other diseases.

We are also pushing the boundaries of rapid testing technology and are initiating R&D programs on cutting edge technologies. At this stage, we don’t want to say too much about these new technologies, but we want to assure you that they are well within the capability of our R&D team. We’ve worked hard on managing our cost base and are directing an increasing proportion of our resources to R&D and our global sales effort. Hence, the emphasis on these two key strengths within the Company.

I would now like to invite questions from shareholders present here at the annual meeting and we will then respond to questions received from shareholders via email. Mr. Jerry Dotson, our company Secretary, will present the email questions. And I would just remind you again that I’m supported here on the front table by Mr. Jerry Dotson, our Senior Finance Officer, and Mr. Chris Kafka, our Vice President of Business Development and they will help field the questions. Mr. Secretary?

QUESTION AND ANSWER SESSION

Jerry Dotson: Okay, our first question is “What is the current status of the Mine Seeker contract and could you please provide a little color regarding the dispute with Mine Seeker?”

Roger Gale: The Mine Seeker contract is currently in abeyance. I will remind you of the circumstances. The Mine Seeker contract had two components. The first was we were to receive an order of between 1 million and 5 million tests for South Africa via the Mine Seeker Charity, which has the considerable support of Mr. Nelson Mandela. The second part was that we would receive an investment of up to $3 million from a group of investors who were aligned with and supportive of the Mine Seeker Charity.

What subsequently happened was that we received an order limited to some $80,000 worth of tests, equivalent to 20,000 plus tests, and we received an investment of $495,000. That contract was called into dispute not by Mine Seeker itself but by the investors in the Company who believed that they were misled or otherwise as to the Company coming off of the AMEX stock exchange and onto the bulletin board. We, of course, believe that we gave full notice to those investors before the event actually took place, but nonetheless they decided not to proceed with their investment.

We have worked over time to try and persuade them to complete their investment since it is a binding contract. Nothing has been forthcoming but it is something which we have to deal with early in the new year, either close down that contract or at least open it up again and invite them to once more participate in the funding of the Company. We have no view on whether or not they will accept our invitation to invest again in the Company.

As regards the number of tests that were supposed to be purchased and shipped to South Africa, the number that was actually purchased and paid for is still sitting in the warehouse in Thailand and we have not yet shipped those tests for the simple reason that we don’t yet have a body to whom to ship them. So, that is the current status.

Jerry Dotson: Thank you. The next question asks if we could provide some information regarding the current status of the SFDA approval process in China. We’ve had several questions on that subject, all of them noting that it’s been a while.

Roger Gale: Yes, thank you. It has indeed been a while. We filed in China several years ago, as several investors have pointed out. I think the last report we gave investors was some seven months ago. The situation was that we filed, I think, two years ago and that the SFDA came back to us and asked us to undertake some additional research, which we did. We completed and we re-filed.

And then, as you may know, there was an arrest of the head of the Chinese FDA, and he was subsequently executed. The number two person in the FDA at that time was also arrested and we understand that he will also be executed, although we are not aware as to whether that execution has actually taken place. The effect on the FDA has been to completely paralyze the FDA review process.

To the best of our knowledge, up until very recently nothing has been moving through the FDA and we are not aware of any approvals by way of HIV rapid tests, any HIV tests, or any other approvals for that matter. Most recently there have been some signs and there has been some contact from the larger FDA to the Company in China asking a few follow-up questions, more by way of administrative matters than anything else, and our joint venture company has responded positively and the answers seem to have been satisfactory.

There are two stages to go through with the FDA. One is the completion of the technical review and we are now waiting for that. That will be followed by the approval itself, by the higher decision-making body within the FDA. We are hopeful that this will get back on track very soon, but we have no insight as to when that will be, only to say that we are now in process and pending any further information we must just assume that we will get the approval when the FDA gets around to reviewing our case and issuing the approval or not. That is the latest situation.

Jerry Dotson: Thank you. We have several questions regarding the level of sales and a previous forecast. One of the questions indicates we only reported about $15,000 of sales from our rapid tests in the third quarter of this year and there was a request that we provide some detail on what is happening with sales of our rapid tests, particularly in Russia and UAE and elsewhere.

Roger Gale: That is correct. Rapid test sales during the third quarter of this year were only $15,000. Clearly, yes, it was reported that I had said sales would be up around the $4 million mark. That was clearly a forward-looking statement! There have been a series of events that have prevented us from reaching those sales targets for the year or will prevent us from reaching those targets during the year, but there is still some way to go, i.e. the last months of the year. So I’m reluctant to tell you what sales will actually be for the year.

But clearly there have been a series of events. Events in India have been going more slowly than we expected. Although we got approval four or five months later than expected, the sales process is indeed again also slower than expected in India. The same can be said of Russia and the same can be said of the Middle East. We were also anticipating an approval and a major sale into Nigeria, which did not happen.

However, the process of making sales in the Middle East, in Russia, in India and China, less so in China, but in those other three countries, in particular, we believe we are on track. We have not deviated from our efforts to sell. And looking forward to early next year, what we haven’t sold this year we believe we will be selling next year.

A significant thing to take note of is that approval in a particular country clearly doesn’t necessarily mean that we’re going to make sales. There have indeed been some rather large tenders. Indeed, one shareholder quoted to us a tender in India, and asked whether we had participated in that particular tender. I’m now going to turn to my colleague, Mr. Chris Kafka, to give you the answer to that. He’s just returned from India and he can give us a little local color on that subject.

Chris Kafka: Well, I think India is a very exciting market for us. One of the organizations in India is NACO and NACO by itself is probably the largest single purchaser of HIV testing in the world. They will typically go to market with tenders where they call for between 6 million and 7 million HIV tests.

Now, we are very eager to participate in those tenders, but one of the barriers we have to overcome right now is that those tenders specify a blood HIV test. Now, this has been on our radar screen for quite some time and our current distributor in India has been in touch with NACO probably going back for about a year now, working with them on figuring out what we need to do in order to expand the tender criteria to also allow for an OMT test.

There is certainly a need for an OMT test in India. There are a number of population areas within India that NACO wants to approach with HIV testing where blood tests are creating hurdles to testing. So NACO itself is actually committed to an oral fluid test. And I think since we have gotten approval in July of this year, the level of interest has definitely increased because before the approval was in place, there was not much talk about it. It was a concept, yes, we’ve got an oral fluid test and it’s coming down the pipeline. But NACO would tell us, yes, well, come back and talk to us some more when you have the approval.

Now that we have the approval, we are actually getting down to discussing what kind of studies NACO needs to do to validate a protocol that incorporates our oral fluid test in their testing systems. So these are ongoing discussions that we’re very excited about.

Roger Gale: But I think just to close the point out, we did make a forecast. We will under-achieve, I think, for the year in terms of that particular forecast. But when we made that forecast we looked at all of the commitments that our distributors had made in all of the countries and clearly it’s going to take some more effort to make those sales translate into solid numbers for the Company.

But I would make the point that clearly local regulatory approval does not seem to be enough. We have had issues of credibility cited to us as impediments to market penetration and, clearly, the novelty of oral fluid tests vis-à-vis blood does mean that we are actually trying to displace something which is entrenched in the system. And there are many vested entities and many vested individuals who themselves don’t want to see blood displaced by a better product.

As we like to say in the Company, it’s so easy for us to see because as far as we’re concerned, oral fluid testing is like color television. Color television is better than black and white and black and white is blood. For us, that is the explanation. We simply have a much better product. We will change the standard of care. It is taking longer to change the standard of care for HIV testing, but it will happen.

Jerry Dotson: Thank you. A couple of additional sales related questions. The oral test has been on the USAID waiver list for three or four months now. Our shareholder asks whether there been any sales made under that waiver. He also points out that the Dubai office has been open for about the same period of time and asks what level of sales has been generated from that operation.

Roger Gale: Thank you very much. I think the achievement of USAID waiver by the Company was absolutely a major cornerstone for us building global sales for the Company. In and of itself, it’s a necessary but not totally sufficient achievement for us to deliver on those sales. But I would say that the progress we have made in east Africa, in Kenya in particular, and now in Uganda and Tanzania, I think a lot of what we’re doing there can be put down to the increased credibility that the USAID waiver has delivered for us.

There are some other things that we need to achieve. USAID approval was one. World Health Organization approval would be another. Approval in country of manufacture, achieving or being given a CE Mark and USFDA approval, and last but not least, having a strong, financially sound company are other of those preconditions. But we are getting there.

But yes, it is possible to see sales that directly relate to USAID approval. This credibility issue means there are many countries around the world that now look at us, and say, yes, they’ve got USAID approval, and so it becomes a “tick the box” and one can’t necessarily relate those kinds of sales directly back to USAID approval. But there is a correlation between the two.

And related to that, I think, there was a question about the UAE. Yes, we have opened our office in the UAE. We are building up our operations there. We have a very talented, very committed small team based in Dubai. They have something of a disadvantage in that we did make sales in the UAE last year and the approval in UAE has now come to an end and they’re reapplying for re-approval.

The approval in UAE, as in many countries, is directly tied to a particular distributor. Now that we have terminated that distributor, we’re seeking a new distributor. Once that new distributor is appointed, then we will reapply for the approval process and sales will begin again in the UAE. That is not uncommon in many of these countries.

Chris, anything to add to that?

Chris Kafka: No, I think you covered it.

Roger Gale: Thank you.

Jerry Dotson: Did you have a question?

Roger Gale: There is a question from the floor.

Pat Campbell: Mr. Gale, my name is Pat Campbell. I have two questions. One, to go back to the Chinese FDA, is their approval necessary to manufacture a test in China and sell the ones manufactured in China elsewhere?

Roger Gale: The plant that is now complete has the capacity to manufacture today. And indeed, we are now manufacturing in that plant a small order that will be sold into South Africa. So it’s not just a plant for sale into China. That plant has the capacity and indeed we have the approval to manufacture for other countries. The ISO Certification that’s in the press release this morning gives us that extra degree of credibility and it demonstrates that particular plant is up to GMP standards. So that’s vital for our business going forward. But of course it will help once we get approval in China because that will again answer this question of approval in the country of manufacture.

Pat Campbell: There is a list, the USAID waiver list or PEPFAR list. Why isn’t our product on that list?

Roger Gale: I will just turn to my colleague Chris and ask him to answer that.

Chris Kafka: It actually is on that list. But they have it listed as the Calypte Aware Test, so you’ve got to go down to the C’s and you’ll find it there.

Pat Campbell: How long has it been on the list?

Chris Kafka: It’s been on there since almost immediately after we got the USAID approval, which was, what, in September now? Yes.

Roger Gale: So just to be sure, our product is listed on the USAID waiver list and it is not to be found under the A’s, i.e. Aware. It is to be found under the C’s, which is Calypte Aware.

Chris Kafka: What’s more confusing, we have the Aware BSP [Blood, serum plasma test] also on that list and that’s up at the top. It’s the very first one listed. And you’d expect the Aware OMT would be the next one on the list, but it’s not. It’s a few line items down.

Pat Campbell: Thank you.

Roger Gale: Thank you.

Jerry Dotson: Okay, in this same vein, we have a question about the status of the World Health Organization approval.

Roger Gale: Chris, would you field this one, please?

Chris Kafka: Sure. The WHO suspended their rapid test kit evaluation program in February of 2005. So it’s been almost three years now since they’ve evaluated any rapid test kits. Now, they had notified us that they were suspending their rapid test kit evaluation program because they wanted to completely revamp the program and since then they have announced two separate dates when they were going to resume the evaluation program. The first date was in September of 2005, and then again they were going to restart it in September of this year. As of right now, we still have not gotten any concrete guidance from them on whether they have restarted it and, if they have restarted it, what the full process is going to be and what the requirements are going to be.

We view WHO approval as something that we absolutely want to get. We are trying to get in line as quickly as possible to get it, to get this approval in place. And we are in constant contact with the WHO, trying to understand when they will restart the process and what that process will be. I think one of the reasons for establishing the Geneva Office was to develop tighter ties with the WHO and to get a much better feeling for what’s going on there because, again, they are an important agency in the worldwide fight against HIV AIDS and we’re doing everything we can to get in there.

Jerry Dotson: Thank you. Looking at some manufacturing questions from our stockholders, one of our stockholders asks since Calypte’s only manufacturing facility is currently in Thailand, why have you not applied for approval there?

Roger Gale: Thank you very much. Again, I’ll just turn to Chris to answer that one.

Chris Kafka: I think my answer here is going to sound similar to the answer I just gave with regard to the WHO approval. Thailand has actually not even considered or accepted applications for additional HIV tests in over five years now. Apparently they have decided that they have enough approved tests in the country and that they don’t need any additional rapid tests.

Now, this had been pretty much the party line until early this year, early 2007, when thanks to the efforts of the contract manufacturer, Pacific Biotech, that we work with in Thailand as well as our distributor there, they were able to persuade the SFDA in Thailand to consider an application for an oral fluid test because it is a novel way to do HIV testing that is materially different from anything else in the market.

After some very successful initial meetings where the Minister of Health in Thailand had told us that they were going to open the door to considering an oral fluid HIV test, the military coup that you may have heard about happened there and the process kind of just went quiet. And we’re still waiting for the word from the Minister of Health in Thailand now about when they’re really going to open procedural doors to making this happen. So at this point, conceptually, they’ve said they will make it happen and we’re now waiting for them to notify us of the procedural process for actually getting it through the door.

Jerry Dotson: Thanks, Chris. We had a question regarding a recent CDC solicitation for laboratories to process the BED incidence test. How would that be perceived to affect the Company?

Roger Gale: Yes, I think this is reference to solicitation of tenders where Calypte’s BED incidence test product was cited as the product which was going to be used in a testing regime. We did investigate this. It turns out the CDC is looking to reopen the tenders as to who gets the CDC tender to do the lab-based testing using the BED incidence tests in the United States. That currently sits at the New York State testing laboratories and CDC is now opening it up to other parties to get that testing contract.

This does mean that we may have to work with more than one customer in the United States. Frankly, that’s good for us. There may be some changeover of regime, but that will just be, as far as we’re concerned, business as usual and we don’t expect any hiatus in the supply of products to the U.S. market. And indeed, the United States is probably one of the largest consumers of our BED incidence test.

Jerry Dotson: Okay, we have a question about our participation or recognition of World AIDS Day. Our stockholder had cited our press release nothing that we donated 4,000 tests in Kenya. What else did we do?

Roger Gale: Yes, we have had several queries on this. Our donation to Kenya this year for World AIDS Day actually is in follow-up to a donation we made last year of 10,000 tests to the government of Kenya. Those tests last year took a long while to arrive there. This year, the impact they’ve had on the Kenyan government and on the whole HIV AIDS program in Kenya has indeed been quite dramatic. Staff have taken several trips to Kenya, working with the government, and it now looks as though, -- we don’t want to get too ahead of ourselves - but it does look as though that donation plus the donation we’ve made this year, is beginning to affect the government’s view on what should be the standard of care and what should be the method of testing in Kenya.

Up to now it’s been blood, but both ourselves and our competitor, who both have approvals in Kenya, are providing oral fluid tests for a pilot program in Kenya, It does look as though this is, we hope, going to lead into some potential sales during the first quarter of 2008. So that is why we followed on with an extra 4,000 tests into Kenya.

What else have we done? We are, of course, members of the Global Business Coalition. We pay our dues, which are quite significant, and we have worked with the Global Business Coalition during the course of 2007 and you will have seen the large advertisement in many of the world’s international newspapers listing members and you’ll see our membership listed there.

We have also sent two members of staff to participate in the run-up to the preparations for World AIDS Day in Kenya. Those two staff members were there almost two weeks, working with the government to try and get the preparations ready for World AIDS Day where the intention was to test a large number of Kenyan citizens with an oral fluid test. The Kenyan government was not able to get itself ready and so they conducted a much smaller number of tests using a standard blood protocol. But it will follow on in 2008.

And we certainly expect that our participation in World AIDS Day specifically in Kenya is going to have an impact. Indeed, we have subsequently re-sent one of our staff members to participate in the day’s festivities along with World Health Organization, UN AIDS, World Bank and so forth and indeed PEPFAR and our staff member was indeed treated like a VIP. His report in just in this morning. And so we believe that was a very worthwhile thing for us to do.

There is a ramification to what happens in Kenya. Kenya is a leader in East Africa and so there have been some follow-on developments in Uganda and Tanzania as a result of the good work that we’ve been doing in Kenya. So we will expect that our participation - it’s a humanitarian effort that we have undertaken - but we do expect it to result in some commercial success next year.

Jerry Dotson: Thank you. We’ve had several inquiries about Mr. Brounstein, a long term executive, and the termination of his relationship with the Company. Could you provide some comments on that?

Roger Gale: Yes. Thank you. I think my answer to that will be in two parts. The first part is that, should there be any doubt, Mr. Brounstein was a very senior, longstanding colleague of ours, and still is, and he’s made a tremendous contribution to the Company. However, the Company moved from California up to Portland 18 months to two years ago and invited staff to move from California up to Portland. Mr. Brounstein, along with several others, decided not to make the move but, of course, wanted to continue to be involved with the Company. Some members we were not able to bring up to Portland with us.

But indeed, Mr. Brounstein, along with one or two others, continued to work with the Company and has done a great deal of good work with the Company since then. However, Mr. Brounstein was technically constructively dismissed when he declined not to come up to Portland, but he stayed on the management team with the Company and has been intimately involved in the activities of the company right up until recently.

But in March 2007, when we completed a private placement financing, both myself and Mr. Brounstein contributed to that private placement in cash and in kind and we used the opportunity in conjunction with Mr. Brounstein to make a payout of Mr. Brounstein’s service contract such that he took stock instead of cash. And that worked very well for all parties.

But now that we’re up in Portland, we’re rebuilding the Company around our R&D capability and around our sales and distribution capability. It became necessary for us to restructure our cost base. And therefore we had made a series of changes on the staffing side with a view to reducing our administrative cost burden and putting more of the expense and cost across onto building up our R&D capability and our other core strength, which is our sales and marketing capability. And that’s what we’ve done.

Does this mean the end of the involvement of Mr. Brounstein in the Company? I don’t think so. I believe there is every opportunity for us to work with Mr. Brounstein on an advisory basis, potentially on a project specific basis going forward. That was the first part.

The second part was we did issue a rather terse 8-K statement. I think we regret that with hindsight. We were just counseled that the less said the better. We had indeed cited in various earlier public filings the fact that Mr. Brounstein had been constructively dismissed and that he had participated in the private placement back in March. And so we thought we had done everything necessary.

But, clearly, we got that wrong. I did speak to Mr. Brounstein this morning and I have apologized for that rather terse 8-K, which I understand several stockholders took to mean that somehow something had gone wrong between the Company and Mr. Brounstein or there had been some adverse developments. That was not the case. So I hope I’ve answered that.

Jerry Dotson: I think so. Thank you. We’ll move on to other questions that we received from several shareholders having to do with our financial status. Maybe you’d just like to comment in general on continued investments by our most recent stockholders and what we’re expecting in a go-forward mode?

Roger Gale: Thank you very much. Yes, in March, the end of March this year, we had a private placement investment for $5.2 million, including a series of warrants that went with the stock that we sold. In raising that $5.2 million, we made it very clear to those investors and to other stockholders that the $5.2 million would be sufficient funding to get us through to the end of the third quarter of 2007. But we did have an understanding with those warrant holders that they would exercise a portion of those warrants as and when the Company needed the cash, to continue to build out or ramp up on its business plan.

We have been working with those investors, the private placement investors over the last three months and I’m pleased to say that those investors have now exercised or are exercising a portion of their warrants and there has been cash coming into the Company over the past few days. Marr, our currently largest shareholder, has also exercised some of its warrants, and so there is new cash into the business. We have had a whole series of discussions with these investors, as I say, over the past few months and I will be traveling to meet those investors in the next few weeks and we will be aiming to put together, we hope, a plan, a commitment plan for those investors such that we’ve got sufficient funding to execute on our business plan during the course of 2008.

The total amount of warrants held, I think, is around $13.5 million, that being the total by those investors. So I hope that is a sufficient response. They have indeed honored their commitment to exercise a portion of those warrants to fund the business going forward. Thank you.

Jerry Dotson: Okay. Another financing related question observes that our last two registration statements have not gone effective and requests a little insight into what was happening there.

Roger Gale: Thank you. And I hope Jerry will step in if I should miss anything here. Yes, on completing the financing in March we had undertaken an agreement with the new investors that we would undertake to register the 100 million shares that were sold plus the 150 million warrants that were concomitant with those shares. We subsequently filed with the SEC through an SB-2 Registration Statement and the SEC declined to approve that filing.

We considered the SEC’s comments and sought advice from counsel and others. Based on that advice, we re-filed to register just the 100 million shares that we had issued and a second time the registration statement was turned back. It’s still unclear what was going on there. Clearly there was some tightening up of the whole SB-2 filing process, but the SEC was also proposing changes to its Rule 144 processes.

Rule 144 said that when someone purchased stock, if they held that stock for 12 months, then that stock would become eligible for resale and for another 12 months they would be allowed to trade a proportion of the total number of shares so eligible for resale. Rule 144 was indeed changed. There was an SEC press release issued, I think about three weeks ago, and Rule 144 was changed such that it’s now a six month holding period, rather than a 12 month period and a subsequent 12 month period, which means that the shares that were purchased in March 2007will be grandfathered once the changes to Rule 144 have become effective.

We are waiting for the changes in Rule 144 and other SEC changes to be entered into the Federal Register. We hoped that would be within the last week, but it hasn’t happened yet. But we’re expecting that it will be published in the Federal Register soon. And then 60 days after the publication, it will become law. So those shareholders who we were hoping to register through an SB-2, will have resale-eligible shares certainly no earlier now than mid February, just looking at where we are 60 days from today.

Jerry Dotson: Thank you. That answers that question. We also had an inquiry relative to the amount of the holdings by our greater than 5% owners and Company insiders that relates to the previous question.

Roger Gale: Perhaps, Jerry, you’d answer that one.

Jerry Dotson: Okay. As Roger said, we are starting to have some warrant exercises, so I’m giving you pre-warrant exercise numbers. Marr Technologies BV continues to be our largest shareholder at about 19% of the total shares outstanding. Roger mentioned that our March 2007 private placement resulted in the sale of 100 million shares. That was to four investors. The four in aggregate own about 29% of our total outstanding shares ranging among the four between about 9% and 6% of the total. All of the Company’s insiders, meaning directors and officers, own an aggregate of about 4% of the outstanding shares, most of which Mr. Gale owns.

Roger Gale: Bought and paid for.

Jerry Dotson: The hard way. I think we’re getting close to the end here. We did have one question relative to whether we are networking with some of the big players like the Gates Foundation and others in their fight against AIDS.

Roger Gale: That is a very good question and one that is pretty close to our hearts here. During the course of the year we have been refocusing our attention on this side of the business because there is absolutely no doubt that in terms of making sales in some of the emerging and less developed economies, those economies and the whole HIV AIDS effort does require support from bilaterals, multilaterals and charities. There is a wall of money out there trying to support the whole HIV AIDS program and of course we, as a commercial entity, are trying to access that money. PEPFAR, USAID approval, ISO approval, GMP, all of those things count.

But we have to spend shoe leather making this happen. They’re not going to come to us; we have to go to them. And so this year Rick Brounstein was very much involved with myself in embarking on a plan to get as close as possible to some of those large bilateral, multilateral organizations and we did indeed have some considerable success. We kicked off with a membership relationship with Global Business Coalition. That has then led to an early working relationship with the Clinton Foundation. We’ve been to see the World Bank. We’re of course involved now with USAID. We’re involved with other bilaterals, including the Bono Foundation, and Mr. Brounstein has had a lot more contacts besides.

With Mr. Brounstein’s recent departure, we have vested that responsibility in another member of staff, Ms. Barbara Horton, who is actually here in the room with us, and we’ve been fortunate enough to get her and Mr. Brounstein together and they will be swapping notes. And this is something we will be driving very, very hard on in future.

So yes, you mentioned Mr. Gates. We haven’t yet had the privilege of meeting Mr. Gates, but we’re getting ever closer to it. But again, this is very close to our hearts and this is an absolute cornerstone of what we’re trying to do in some of these countries where we’re currently trying to make sales happen.

Jerry Dotson: Thank you. Any other questions from shareholders here in the room? I guess not.

Roger Gale: There was a comment that came at the end of one of the notes from a stockholder and it was a very fair comment. This particular shareholder had sent us ten or so very good questions. But he ended by saying, “…as shareholders, I think we need to be made aware of this information,” [i.e. the answers to his ten questions]. “The directors of this company get paid lots of money to run this public entity and their duties should include being fair to shareholders.”

First of all, I think the members of the Board of Directors of the Company are indeed very fair to shareholders. I think they do a very, very good job of steering this company on behalf of shareholders. But I would like to make a point. Those directors do not get paid a lot of money. In fact, they haven’t been paid anything by way of cash remuneration. They receive nothing. They are eligible to participate in a directors’ remuneration plan, which has to do with them receiving certain shares over time. And it is only very recently that we have issued new shares by way of stock options to those board members.

So I’m afraid it’s a little bit of a fallacy that our directors have been paid. The insinuation is overpaid, but in fact, that’s not the case. In fact, to some extent, I wish it were the case because I think it is very important that the Board of Directors are incentivized to take the best possible commercial decisions on behalf of all shareholders.

Mr. Dotson, as Secretary of the Company, I don’t know if you have anything to add to that.

Jerry Dotson: I think you’ve answered it. And that wraps us up.

Roger Gale: We have had three pages of questions. I think we’ve dealt with them. Unless there are any specific questions now coming from the floor, I would simply like to draw this stage to a close. The annual meeting did, in fact, end earlier.

But I do thank you, ladies and gentlemen, for joining us on the call today and, of course, a special thanks to the shareholders who did attend today’s meeting. And we look forward to seeing you all again and we would invite all shareholders listening to come to Portland next year and participate in the shareholders meeting. We will try to do something very similar to this again. Thank you very much indeed. Good day.